Exhibit 99.1

THE HOWARD HUGHES CORPORATION® ANNOUNCES CHIEF FINANCIAL OFFICER TO LEAVE THE COMPANY LATER IN THE YEAR

Richardson to Maintain Significant Ongoing Personal Investment in HHC

Dallas (April 8, 2016) -  The Howard Hughes Corporation® (NYSE: HHC) announced today that Andrew C. Richardson, Chief Financial Officer, will be leaving the company later this year. Mr. Richardson, after more than five years of service to the company, has decided to pursue other opportunities and personal interests. A search will commence immediately with Mr. Richardson assisting the company in finding a successor to ensure a smooth transition.

“I will miss having Andy at the company as he has been a great partner over the last five years,” said David R. Weinreb, Chief Executive Officer of the Howard Hughes Corporation. “In his time here, Andy has built an extremely strong finance team that is positioned for long-term success. He will remain a close friend of the HHC family and we wish him the best of luck in his future endeavors.”

“Working at HHC has been an incredible opportunity, and I have very much enjoyed my time alongside senior leadership. We have substantially grown the value of the company since going public over five years ago. I am proud to leave the company stronger than ever. With David and Grant leading HHC and its deep roster of talented professionals, I am confident in its long-term growth prospects and will continue  to  maintain  a  significant  ongoing  personal  investment  in  the  company,”  said  Andrew Richardson, “Throughout my career I have dedicated my time to professional corporate commitments, and I believe that now is the right time to pursue other interests.”

About The Howard Hughes Corporation®

The Howard Hughes Corporation owns, manages and develops commercial, residential and mixed-use real estate throughout the U.S.  Our properties include master planned communities, operating properties, development opportunities and other unique assets spanning 16 states from New York to Hawaiʻi. The Howard Hughes Corporation is traded on the New York Stock Exchange as HHC with major offices in New York, Columbia, MD, Dallas, Houston, Las Vegas and Honolulu. For additional information about HHC, visit www.howardhughes.com or find us on Facebook, Twitter, Instagram and LinkedIn.

Safe Harbor Statement

Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “expect,” “enables,” “realize”, “plan,” “intend,” “assume,” “transform” and other words of similar expression, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s expectations, estimates, assumptions, and projections as of the date of this release and are not guarantees of future performance. Actual results may differ materially from those expressed or implied in these statements. Factors that could cause actual results to differ materially are set forth as risk factors in The Howard Hughes Corporation’s filings with the Securities and Exchange Commission, including its Quarterly and Annual Reports. The Howard Hughes Corporation cautions you not to place undue reliance on the forward-looking statements contained in this release.  The Howard Hughes Corporation does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

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Media Contact

Caryn Kboudi

The Howard Hughes Corporation

caryn.kboudi@howardhughes.com

214-741-7744